Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 11, 2008, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of White Electronic Designs Corporation on Form 10-K for the year ended September 27, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of White Electronic Designs Corporation on Form S-3 (Nos. 333-105754 effective June 2, 2003 and 333-106737 effective July 2, 2003) and on Form S-8 (Nos. 333-60544 effective May 9, 2001, 333-60536 effective May 9, 2001, 333-60546 effective May 9, 2001, 333-60548 effective May 9, 2001, 333-60542 effective May 9, 2001, 333-103292 effective February 19, 2003, and 333-132688 effective March 24, 2006).

/s/ Grant Thornton LLP
Phoenix, Arizona
December 11, 2008